UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2010

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-32833

(Commission File Number)

41-2101738

(IRS Employer Identification No.)

1301 East 9th Street, Suite 3710, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants’ under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

As previously reported, on September 25, 2010, TransDigm Group Incorporated entered into a definitive agreement to purchase McKechnie Aerospace Holdings Inc., a privately owned supplier of innovative aerospace products, controlled by JLL Partners, for a total purchase price on a cash-free, debt-free basis of approximately $1.27 billion in cash. Also on September 25, 2010, we obtained a commitment for a senior secured credit facility from certain banks in the amount of $1.3 billion to finance the acquisition.

If market conditions permit, we anticipate that the acquisition, together with the refinancing of certain indebtedness, will be financed through a combination of term loans under this credit facility and the issuance of subordinated debt. In connection with the acquisition and this new financing and depending on market conditions, we would also intend to replace the revolving credit facility under our existing senior secured credit facility with a new, possibly larger, revolving line of credit facility and may repay a portion of the term loans under our existing senior secured credit facility. The new senior secured credit facility will be secured on a pari passu basis with any obligations remaining under our existing credit facility.

The terms of the new senior secured credit facility are currently being negotiated, and the refinancing of the existing revolving credit facility, the repayment of the existing term loan facility and the market for the subordinated debt are currently being evaluated. In addition, we may not be able to enter into a new revolving credit facility or issue subordinated debt on terms acceptable to us, or at all. Consequently, there are no assurances that the Company will enter into the new senior secured credit facility, issue subordinated debt, replace the existing revolving credit facility or repay all or a portion of the existing term facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Gregory Rufus
Gregory Rufus
Executive Vice President, Chief Financial Officer and Secretary

Date: October 6, 2010